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Exhibit 23.1


KPMG LLP  (Company Letterhead)

725 South Figueroa Street
Los Angeles, CA  90017



To the Board of Directors and Stockholders
Southwest Water Company

We consent to incorporation by reference in the registration statement (No. 33-21154) on Form S-3 and the registration statements (Nos. 33-28918, 33-28919, 33-73174, 333-18513 and 333-38935) on Form S-8 of Southwest Water Company of our report dated January 27, 2000, relating to the consolidated balance sheets of Southwest Water Company and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of income, changes in stockholders' equity and cash flows and related schedule for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Southwest Water Company.

/s/ KPMG LLP


Los Angeles, California
March 10, 2000